Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Revelation Biosciences, Inc. (the “Company”) of our report dated March 6, 2025, relating to the consolidated financial statements of the Company which report expresses an unqualified opinion and includes an explanatory paragraph relating to the existence of substantial doubt about the Company’s going concern, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2024, filed with the Securities and Exchange Commission. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Baker Tilly US, LLP

San Diego, California

January 30, 2026